                                                                  EXHIBIT 5



January 7, 1999


Miller Exploration Company
3104 Logan Valley Road
Traverse City, Michigan 49685-0348

     Re:  REGISTRATION STATEMENT OF FORM S-8
          120,000 SHARES OF COMMON STOCK

Gentlemen:

     We have acted as counsel to Miller Exploration Company (the "COMPANY") in connection with the Company's Registration Statement of Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 120,000 shares (the "SHARES") of Common Stock, par value $.01 per share, of the Company in connection with the Miller Exploration Company Equity Compensation Plan for Non-Employee Directors.

     We have examined the Company's Certificate of Incorporation and Bylaws and such other corporate records of the Company, documents and certificates of public officials and others as we have deemed necessary as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             /s/ Stephen C. Waterbury

                             Stephen C. Waterbury
                             A Partner